(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Form N-14 of our report dated February 26, 2014 relating to the financial statements and financial highlights which appear in the December 31, 2013 Annual Report to Shareholders of Goldman Sachs Satellite Strategies Portfolio and Goldman Sachs Income Strategies Portfolio. We also consent to the references to us under the headings “Financial Highlights”, “Experts” and in Exhibit A “Agreement and Plan of Reorganization” under the heading “Representations and Warranties.”

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

March 4, 2014